Exhibit 99.1

FOR IMMEDIATE RELEASE

Middlesex Water Company DECLARES

QUARTERLY CASH DIVIDEND

ISELIN, NJ January 29, 2020 -- Middlesex Water Company (NASDAQ:MSEX) announced today that its Board of Directors has declared a cash dividend of $0.25625 per share on its common stock payable on March 2, 2020 to holders of record as of February 14, 2020. Middlesex Water has paid cash dividends in varying amounts continually since 1912 and has increased its annual dividend rate for 47 consecutive years.

Organized in 1897, Middlesex Water provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies. To learn more about Middlesex Water, including information about its Investment Plan, visit the Investor Relations section at www.middlesexwater.com.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com